UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM 8-K
________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2023
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ZAI LAB LIMITED
(Exact name of registrant as specified in its charter)
________________________

Cayman Islands	001-38205	98-1144595
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4560 Jinke Road Bldg. 1, Fourth Floor, Pudong Shanghai, China	201210
314 Main Street 4th Floor, Suite 100 Cambridge, MA, USA	02142
(Address of principal executive offices)	(Zip Code)
+86 21 6163 2588
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former name or former address, if changed since last report)
________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing 10 Ordinary Shares, par value $0.000006 per share	ZLAB	The Nasdaq Global Market
Ordinary Shares, par value $0.000006 per share*	9688	The Stock Exchange of Hong Kong Limited
*Included in connection with the registration of the American Depositary Shares with the Securities and Exchange Commission. The ordinary shares are not registered or listed for trading in the United States but are listed for trading on The Stock Exchange of Hong Kong Limited
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 7, 2023, the Board of Directors (the “Board”) of Zai Lab Limited (the “Company”) appointed Michel Vounatsos as an independent director, effective immediately. Mr. Vounatsos brings to the Board extensive global leadership and management experience in the biopharmaceutical industry, including more than 25 years of service at leading companies. His expertise includes significant commercial experience in China and worldwide in the areas of primary care and neuroscience. Mr. Vounatsos will serve as chairperson of the Commercial Committee and as a member of the Research and Development Committee.
Mr. Vounatsos, 61, served as Chief Executive Officer and member of the Board of Directors of Biogen, Inc. (“Biogen”) from January 2017 to November 2022, after serving as Executive Vice President and Chief Commercial Officer in 2016. Prior to joining Biogen, Mr. Vounatsos held various roles of increasing responsibility at Merck & Co. (“Merck”) from 1996 to 2016. While at Merck, Mr. Vounatsos was President of MSD China from 2008 to 2012, leading all operations in China, creating a long-term growth strategy and several strategic alliances, and helping MSD China grow and significantly increase sales. Mr. Vounatsos later served as President, Primary Care & Merck Customer Centricity. In this role, he was responsible for strategic and business development decisions to grow Merck’s primary care business. Mr. Vounatsos previously held commercial leadership positions across Europe for Merck. Prior to Merck, Mr. Vounatsos held management positions at Ciba-Geigy, a pharmaceutical company, from 1990 to 1996. Mr. Vounatsos has served as a member of the Board of Directors and Audit Committee of PerkinElmer, Inc., a global scientific technology and life science research company, since 2020, and chair of the Nominating and Corporate Governance Committee since October 2022. He also serves on the advisory board of Tsinghua University School of Pharmaceutical Sciences in Beijing, China and as Chairman of the Supervisory Board of Liryc, the Electrophysiology and Heart Modeling Institute at the University of Bordeaux.
Mr. Vounatsos received an MBA from HEC School of Management in Paris, France and his Certificate of Clinical and Therapeutic Synthesis (“C.S.C.T.”) in Medicine from Université Victor Segalen, Bourdeaux II, also in France.
Mr. Vounatsos has entered into an agreement with the Company for his period of service as a director until the next annual general meeting and will receive compensation from the Company in accordance with its non-employee director compensation policy, including an annual cash retainer of $50,000 for his service on the Board, an additional annual cash retainer of $15,000 for his service as chairperson of the Commercial Committee, and an additional annual cash retainer of $7,500 for his service as a member of the Research and Development Committee, each of which will be pro-rated for his period of service. In March 2023, Mr. Vounatsos will receive an award of restricted shares worth $750,000 on the date of grant, which will vest ratably over three years on the anniversary of the grant date, subject to his continued service as a member of the Board through such date. Furthermore, it is expected that he will receive equity compensation in subsequent years pursuant to the Company’s non-employee director compensation policy, subject to his continued service as a member of the Board.
In accordance with the Company’s customary practice, the Company has entered into an indemnification agreement with Mr. Vounatsos, which requires the Company to indemnify Mr. Vounatsos against certain liabilities that may arise in connection with his status or service as a director. The foregoing description of the indemnification agreement does not purport to be complete and is qualified in its entirety by the full text of the form of indemnification agreement, which is filed as Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed on March 1, 2022 and which is incorporated herein by reference.
There is no arrangement or understanding between Mr. Vounatsos and any other person pursuant to which Mr. Vounatsos was selected as a director. There are no transactions involving Mr. Vounatsos requiring disclosure under Item 404(a) of Regulation S-K of the SEC.
A copy of the press release announcing Mr. Vounatsos’s election to the Board is filed as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Zai Lab Limited on January 9, 2023

104	The cover page of this Current Report on Form 8-K is formatted in Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAI LAB LIMITED

	By:	/s/ F. Ty Edmondson
F. Ty Edmondson
Chief Legal Officer & Corporate Secretary

Date: January 9, 2023